EXHIBIT 99.1

ATMI Reports Fourth Quarter 2012 Results

DANBURY, Conn., Feb. 6, 2013 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported revenues and net income for the fourth quarter of 2012.

Revenues improved 11 percent to $100.1 million during the fourth quarter of 2012 compared with $90.3 million during the prior year period. Net income for the quarter was $12.6 million, or $0.39 per diluted share, including a gain of $0.07 per diluted share for a contingent consideration adjustment, compared with a loss of $47.2 million, or $1.49 per diluted share, during the prior year period due to a one-time $84.6 million pre-tax charge ($1.68 per diluted share) related to the SDS Direct transaction.

"Fourth quarter revenues grew as the incremental contribution from our SDS Direct transaction last year more than offset the negative effects of lower wafer starts," said Doug Neugold, Chief Executive Officer. "Demand for other products in Microelectronics was down as lower wafer starts were coupled with our customers' efforts to manage inventory at the end of the year. LifeSciences revenues grew 20% over the prior year quarter as customers continue to make progress toward launching high-volume manufacturing using our single-use technologies."

Cash, including marketable securities, was $168.5 million at the end of the quarter, an increase of $29.3 million from the third quarter of 2012. Net cash provided by operating activities was $39.8 million due to strong earnings and effective working capital management. Capital expenditures were $10.9 million as spending increased on the new manufacturing plant in Korea.

Fourth Quarter Segment Results

Microelectronics

  Revenues were $89.1 million, up 10 percent compared with last year
  Incremental contribution from SDS Direct offset lower wafer starts and inventory management by our customers
  Operating income was $23.4 million

LifeSciences

  Revenues improved 20 percent compared with last year to $10.9 million
  Continued demand for single-use products drove the improvement
  Operating income of $1.3 million includes a contingent consideration benefit of $2.4 million related to a reduction in the earnout associated with the 2010 Artelis acquisition

Market Environment

"We expect wafer starts to grow modestly for the full year of 2013, with most growth occurring during the second half of the year after declining sequentially in the first quarter due to seasonal patterns," commented Neugold. "As always, our intent is to grow more rapidly than wafer starts by focusing on new products for leading-edge technology nodes. In LifeSciences, while there is uncertainty in the timing associated with ramping a new technology, we believe growth should be within our long-term expectations as customers continue to ramp manufacturing processes incorporating our single-use mixing and bioreactor systems. Finally, as we continue to generate cash we are well positioned to invest in growth opportunities and create value for our shareholders."

Webcast Information

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, February 6, 2013. A replay of the call will be available for 48 hours at 855.859.2056 (access code 93634152). An audio webcast of the conference call will be available for 30 days on http://investor.atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2013 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor and life sciences industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2011 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$100,113	$90,330	$407,433	$390,087
Cost of revenues	51,322	47,804	206,543	205,957
Gross profit	48,791	42,526	200,890	184,130
Operating expenses:
Research and development	14,566	13,249	55,152	53,708
Selling, general, and administrative	18,696	21,323	86,663	83,546
Contract termination	--	84,590	--	84,590
Total operating expenses	33,262	119,162	141,815	221,844

Operating income (loss)	15,529	(76,636)	59,075	(37,714)

Other income (expense), net	637	(1,332)	1,051	(1,420)

Income (loss) before income taxes	16,166	(77,968)	60,126	(39,134)

Income tax provision (benefit)	3,546	(30,767)	17,796	(19,115)

Net income (loss)	$12,620	($47,201)	$42,330	($20,019)

Earnings (loss) per diluted share	$0.39	($1.49)	$1.30	($0.63)

Weighted average shares
Outstanding - diluted	32,679	31,709	32,664	31,703

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	December 31, 2012 (Unaudited)	December 31, 2011
Assets
Cash & marketable securities (1)	$156,447	$110,155
Accounts receivable, net	60,806	51,563
Inventories, net	87,555	73,622
Other current assets	25,736	35,848
Total current assets	330,544	271,188
Property, plant, and equipment, net	125,099	116,275
Marketable securities, non-current (1)	12,073	3,329
Other assets	131,437	122,894
Total assets	$599,153	$513,686

Liabilities and stockholders' equity
Accounts payable	$38,573	$20,779
Other current liabilities	36,329	24,177
Total current liabilities	74,902	44,956
Non-current liabilities	16,975	18,399
Stockholders' equity	507,276	450,331
Total liabilities & stockholders' equity	$599,153	$513,686

(1) Total cash and marketable securities equaled $168.5 million and $113.5 million at December 31, 2012 and December 31, 2011, respectively.

ATMI, INC.
Segment Results
(in thousands)
(Unaudited)

	Revenue
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Microelectronics	$ 89,055	$ 81,147	$ 365,515	$ 351,417
LifeSciences	10,933	9,127	41,584	38,264
All Other	125	56	334	406
Total Consolidated	$ 100,113	$ 90,330	$ 407,433	$ 390,087

	Operating income (loss)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Microelectronics	$ 23,442	$ (63,785)	$ 109,259	$ 13,079
LifeSciences	1,301	(1,405)	(4,066)	(5,954)
All Other	(9,214)	(11,446)	(46,118)	(44,839)
Total Consolidated	$ 15,529	$ (76,636)	$ 59,075	$ (37,714)
CONTACT: Troy Dewar
         Director, Investor Relations
         203.207.9349
         tdewar@atmi.com